Exhibit 99.1


DIGITAL BROADBAND NETWORKS PREANNOUNCES REVENUE AND EARNINGS ESTIMATES FOR 2003


FLEMINGTON, NEW JERSEY - (BUSINESS WIRE) - January 6, 2004 - Digital Broadband Networks, Inc. (OTCBB: DBBD) www.dbni.net today announced that it is anticipating higher revenues for the year ending December 31, 2003 as compared to the year ended December 31, 2002. Revenues for 2003 are expected to be approximately $16 million, about 28% higher than its audited revenue for 2002. DBBD reported cumulative revenues of $11.8 million for the nine months ended September 30, 2003. Higher revenues in 2003 were attributable to higher income from its core business of multimedia content production and revenue received for project consulting services.

In line with the increased revenues, DBBD anticipates a net earning of approximately $850,000 for 2003 compared to net income of $99,000 earned in 2002. For the nine months ended September 30, 2003, DBBD reported a net income of approximately $693,000. DBBD expects the positive trend in its financial performance in 2003 to continue in 2004. In addition, DBBD also expects to improve its revenue in 2004 with contributions from the Asiaco group of companies and Amove Resources.

DBBD cautions that its anticipated results are preliminary based on the best information currently available and subject to customary year-end audit procedures.

About Digital Broadband Networks:
Digital Broadband Networks, Inc. and its subsidiaries are involved in development and integration of secured shipping solution, sale of biometrics security devices, delivery of value added applications and service and development of interactive multimedia content for the Internet. The group is also involved in the development and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometrics systems and Internet-based cameras. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

Safe Harbor Statement:
Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.

L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

Contact
Leonardo Zangani
L.G. Zangani, LLC
Phone: (908) 788 9660
e-mail:leonardo@zangani.com

Valerie Looi
Digital Broadband Networks, Inc.
Phone: 011 (603) 7955 4582
e-mail: valerie.looi@dbni.net